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Exhibit 10.2

Separation Agreement Between Edwards Lifesciences Corporation and Stuart L. Foster

        This Agreement, (the "Agreement") is entered into by and between Edwards Lifesciences Corporation (together with its subsidiaries and affiliates, "Edwards") and Stuart L. Foster, Corporate Vice President, Critical Care and Vascular, of Edwards ("Executive").

        WHEREAS, Executive has acquired knowledge of, and experience in, Edwards' business during Executive's employment with Edwards; and

        WHEREAS, Edwards has determined that it is in the best interests of its business to reorganize its executive management structure to streamline the organization to meet the current needs of Edwards; and

        WHEREAS, Edwards and Executive have entered into discussions in order to come to mutually satisfactory terms regarding the termination of their employment relationship; and

        WHEREAS, Executive's employment with Edwards shall continue until May 30, 2008 (the "Termination Date"), at which time Executive's employment with Edwards shall terminate.

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, Executive and Edwards agree as follows:

        1.    Employment Period.    Executive's current duties with Edwards will terminate on the Termination Date, as defined above. Edwards will continue to employ Executive at Executive's current title and annual salary until the Termination Date. Until the Termination Date, Executive will complete all work duties as may be assigned to Executive by Edwards. Until the Termination Date, Executive shall continue to be subject to all of the employment policies and rules of Edwards as then in effect.

        2.    Separation Compensation.    As Separation Compensation, Executive shall receive the following:

          (a)    Severance Pay Plan Payments Not Affected.    This Agreement shall have no effect on any payment under the Edwards Lifesciences Corporation Severance Pay Plan, and all payments under the Edwards Lifesciences Corporation Severance Pay Plan shall be determined and made separately under said plan.

          (b)    Monthly Transition Payments.    Beginning with Edwards' regular payroll cycle on April 30, 2009, Edwards will pay Monthly Transition Payments to Executive equal to Nine Thousand Dollars ($9,000.00) per month for six (6) months. All such payments shall be made at the regular bi-weekly payroll intervals established for Edwards' regular full-time employees, in an amount that shall be the equivalent of the monthly amount due hereunder, and shall be reduced by deductions required by law.

          (c)    Lump Sum Transition Payments.    Edwards will pay to Executive, as Lump Sum Transition payments, the amount of One Hundred Thousand Dollars ($100,000.00), on each of March 1, 2009 and January 1, 2010. Executive shall be available to Edwards for transition assistance and advice at such times and places as Edwards and Executive may mutually determine during the period from the Termination Date to January 1, 2010; provided, however, that Edwards may not require Executive to devote more than 20% of the average time and effort per month that Executive devoted to the business of Edwards on a monthly basis for the thirty-six (36) month period preceding the Termination Date in the performance of such transition services. The transition assistance and advice requested by Edwards shall include services and advice that will facilitate the smooth transition of the responsibilities of the Executive and the business of Edwards to the Executive's successors, including the effective transition of existing relationships with Edwards' customers and other external parties.

          (d)    Code Section 409A Compliance.

            (1)   Notwithstanding anything to the contrary in this Agreement, if Executive is a "specified employee" (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the final regulations thereunder) at the time of Executive's "separation from service" (as defined in Code Section 409A) (other than due to death), then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, in each case which are determined to be "deferred compensation" under Code Section 409A and the final regulations thereunder (together, the "Deferred Compensation Separation Benefits") otherwise due to Executive on or within the six (6) month period following Executive's "separation from service" will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's "separation from service." All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his "separation from service" but prior to the six (6) month anniversary of the date of his "separation from service," then any Deferred Compensation Separation Benefits delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

            (2)   It is the intent of this Agreement to comply with the requirements of Code Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Code Section 409A prior to actual payment to Executive.

          (e)    Payments in the Event of Death.    In the event the Executive shall die before or after payments have commenced under subsections (b) or (c) of this Section 2, or under Section 5, then any such payments which are due and payable hereunder shall be paid, at the same time and in the same manner as they would have been paid to the Executive if the Executive were then living, to the living trust established by the Executive or to the surviving spouse of the Executive (as determined under the law of the Executive's state of residence at the time of Executive's death), and if there is no living trust or spouse surviving Executive at the time of death, then to the estate of the Executive.

          (f)    The payments provided under this Section 2 and Section 5 may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever, except as provided in Section 2(e). Those payments shall be exempt from the claims of creditors or other claimants of the Executive and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law. Such payments shall be paid from the general funds of Edwards, and the Executive and any beneficiary under Section (e) shall be no more than unsecured general creditors of Edwards with no special or prior right to any assets of Edwards for payment of any obligations hereunder.

        3.    Employee Benefits.    Executive shall be entitled to all vested accrued benefits under the employee benefit plans as defined in section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") of Edwards as of The Termination Date. This Agreement shall not be deemed, construed or interpreted as placing any restriction or impediment upon Edwards with regard to its right or authority to amend or terminate any such plan subject to ERISA and the terms of any such plan, nor shall this Agreement be deemed, construed or interpreted as an amendment to any such plan.

        4.    Vacation Accrual.    As of the Termination Date, Executive will receive a lump sum payment for all accrued and unused vacation, but not as consideration for or as an inducement to sign this Agreement. In the event of Executive's death before the Termination Date, all accrued and unused vacation as of the date of death shall be paid as described in subsection (e) of section 2 above.

        5.    Reimbursement for COBRA Premiums.    After the Termination Date, Executive may continue Executive's medical coverage on the same terms and conditions as any other employee entitled to elect COBRA continuation coverage under the Edwards Medical Plan. If Executive does elect COBRA continuation coverage, Edwards will reimburse Executive the costs of monthly COBRA coverage through the earlier of December 31, 2008 or the date Executive secures employment that provides health benefits.

        6.    Change-in-Control Severance Agreement.    It is agreed that Executive's Change-in-Control Severance Agreement will terminate upon signing this Agreement.

        7.    Stock Trading Blackouts.    Executive will be subject to Edwards' regularly scheduled stock trading blackouts until July 25, 2008.

        8.    Release.    Edwards and Executive agree that all rights under section 1542 of the Civil Code of the State of California ("Section 1542"), or any similar statute of the United States or any state or territory of the United States relating to the subject matter of this Agreement, are hereby waived by the parties. Section 1542 provides as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        Notwithstanding the provisions of Section 1542, Executive hereby irrevocably and unconditionally releases and forever discharges Edwards and each and all of its officers, agents, directors, supervisor, employees, representatives, and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims") which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the date of the Agreement, related or in any manner incidental to Executive's employment with Edwards or the termination therefrom. It is expressly understood by Executive that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 6d21, et seq.).

        9.    Confidential Information and Trade Secrets.    Executive acknowledges that during Executive's employment with Edwards, he has had access to confidential and proprietary information. Edwards maintains a proprietary interest in all such confidential data. Accordingly, Executive will not use or disclose to any entity or person, either directly or indirectly, this confidential information, and will remain bound by the confidentiality provisions of Executive's employment agreement with Edwards. Executive agrees to surrender to Edwards all documents and materials in Executive's possession or control which contain Trade Secrets or Confidential Information of Edwards, as defined in Executive's employment agreement. Executive expressly agrees that Executive will not make use of Trade Secrets or Confidential Information to engage in competition with Edwards or its affiliates at any time after the Termination Date for any reason.

        10.    Restriction on Solicitation of Employees.    Executive agrees and acknowledges that Edwards has made, and continues to make, considerable investments in the recruitment, screening and training of employees, and that, in the course of such recruitment, screening and training, Edwards has obtained considerable information regarding the unique skills, knowledge, training, backgrounds, talents and capabilities of such employees. Executive agrees and acknowledges that such information has economic value to Edwards, and that such economic value derives in part from the fact that such information is not generally available or known. Executive further acknowledges and agrees that a company other than Edwards, if it desired to assemble a workforce of employees with comparable skills, knowledge and capabilities, would also need to make considerable investments to obtain information regarding such employees, and that such a company would gain an unfair competitive advantage if it were to utilize the information developed by Edwards through the efforts referred to above. Edwards has taken a number of reasonable steps to protect the privacy of such information. Accordingly, Executive agrees and acknowledges that Edwards' internal personnel information regarding the qualifications, talents, skills, abilities, backgrounds, training, work histories, and other pertinent information regarding its employees constitutes confidential and proprietary information, and also constitutes Trade Secrets of Edwards. Executive further agrees that Executive will not, at any time during Executive's employment with Edwards and for two (2) years after the termination of such employment for any reason, solicit any employee of Edwards to leave Edwards and join or render services for any other organization. Executive also agrees that Executive will not raid Edwards' employees, interfere with Edwards' recruiting, hiring or retention of employees, interfere with any contractual, economic, or prospective economic relationship between Edwards and any Edwards employee, or disclose Confidential Information relating to Edwards' employees. Executive agrees that executive shall not, at any time during or after Executive's employment with Edwards, use any Confidential Information or Trade Secrets belonging to Edwards to solicit or take away employees of Edwards.

        11.    Acknowledgements.    Executive acknowledges and agrees that:

          (a)   Executive has been given a full twenty-one (21) days to consider this Agreement before executing it;

          (b)   Executive has been advised to consider the terms of this Agreement and consult with an attorney of Executive's choice prior to executing this Agreement;

          (c)   Executive has a full seven (7) days following execution of this Agreement to revoke this Agreement and understands that this Agreement shall not become effective or enforceable until the revocation period has expired; and

          (d)   Executive understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 622, et seq.) that may arise after the date of this Agreement are not waived.

        12.    Notices.    All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail.

        13.    Entire Agreement; Severability; Modifications.    No promises have been made which are not included in this Agreement and this Agreement contains the entire understanding between Edwards and Executive. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force. Any amendments to this Agreement must be in writing and signed by all parties to the Agreement.

        14.    Breach of Agreement.    In the event Executive is in breach of any provision of this Agreement including, but not limited to, Sections 2, 9 and 10 hereof, Edwards shall give written notice of the nature of the breach to Executive and Executive shall have fifteen (15) days to cure the breach. If Executive does not cure the breach within this period, then all payments under this Agreement shall cease to be made and Executive shall have no right to any further payments under this Agreement.

        15.    Waiver of Breach.    Any waiver by either party of a breach by the other of any provision of this Agreement that occurs after the date of this Agreement, or any failure by either party hereafter to enforce any such provision of this Agreement that exists for his or its sole benefit, shall not be construed as a waiver of any subsequent breach of that provision or of the right thereafter to enforce that provision with respect to the other party. In the event that either party believes that there has been a waiver of a breach of any provision of this Agreement or believes that there has been a waiver of a provision that exists for the sole benefit of the other party, the party holding such belief shall give the other party notice of that belief in writing, specifying the factual basis for such belief, and shall thereafter allow the other party fifteen (15) days within which to cure such breach. By including this provision in their Agreement, the parties intend to subordinate all contrary statutory and common law rules regarding wavier to their own agreement regarding waiver as expressed in this Agreement, to the full extent provided in Civil Code section 3268.

        16.    Successors.    Edwards shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or substantially all of the assets of Edwards by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Edwards would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed "Edwards" for purposes of this Agreement.

        17.    Governing Law.    This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws rules.

EDWARDS LIFESCIENCES CORPORATION	STUART L. FOSTER

/s/ ROBERT C. REIDL Robert C. Reindl Corporate Vice President Human Resources	/s/ STUART L. FOSTER Stuart L. Foster Corporate Vice President Critical Care and Vascular

2/15/08 Date	2/15/2008 Date

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  Exhibit 10.2